UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015

AMERITYRE CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005
(Address of principal executive office)

Registrant's telephone number, including area code: (702) 293-1930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 21, 2015 Lynda R. Keeton-Cardno (age 43) was appointed as the Company’s Principal Financial and Accounting Officer, and company Treasurer.  Since, 2004 Ms. Keeton-Cardno has been the CEO/Managing Member of Lynda R. Keeton CPA, LLC, dba Keeton CPA, an accounting firm based in Henderson, Nevada which provides accounting, audit and consulting services to public and private companies.  Between January 1996 and April 2002 Ms. Keeton-Cardno worked for Arthur Andersen, LLP in Phoenix, Arizona and Las Vegas, Nevada in the audit and advisory and technology risk consulting divisions. Ms. Keeton-Cardno is a licensed certified public accountant and received her accounting degree from Arizona State University’s School of Business and Honor’s College.

Ms. Keeton-Cardno, who plans to devote 25% of her time to the Company, will receive an annual salary of $28,986.10, renegotiable yearly.  Additionally, Ms. Keeton-Cardno was granted 50,000 stock options, with a strike price of $0.10 that vest ratably from January 21, 2015 to December 1, 2015.

Additionally, Mr. Glenn Bougie has been elected Secretary of the Board.  In doing so he has resigned from Audit Committee Chair.

Mr. Terry Gilland was appointed to the Board of Directors and assumes the Audit Committee Chair position.  Mr. Gilland has an extensive accounting and auditing background.  Mr. Gilland has a Bachelor of Science and Master’s in Accounting from the University of Missouri and is a Nevada CPA.  From 2008 – 2013 and 1972 - 2000 Mr. Gilland was a partner in the McGladry LLP Las Vegas, NV and the Des Moines, IA office with clients in a variety of industries including construction, manufacturing, retail, legal, and advertisement.  From 2000 – 2008 Mr. Gilland was President of Taylor Construction Group, a large general contractor ($300 million in revenues) with offices in De Moines and Cedar Rapids, IA, Kansas City, Denver and San Diego.  During Mr. Gilland’s time with Taylor Construction, he dealt with Bankers and Surety companies and was responsible for all of the businesses owned by Taylor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  January 26, 2015

AMERITYRE CORPORATION

By: /s/ Timothy L. Ryan Timothy L. Ryan Chief Executive Officer (Principal Executive Officer)